Exhibit 99.1

TEXAS PACIFIC LAND TRUST

 1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201
__________

      TRUSTEES:                                                                  Telephone (214) 969-5530                                                     ROY THOMAS
  Maurice Meyer III                                                                                                                                                              General Agent
       Joe R. Clark
   John R. Norris III                                                                                                                                                          DAVID M. PETERSON
                                                                                                                                                                                          Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS — UNAUDITED

	Three Months Ended
	September 30, 2005	September 30, 2004

Rentals, royalties and other income	$2,831,193	$2,273,748

Land sales	1,691,883	19,356,335

Total income	$4,523,076	$21,630,083

Provision for income tax	$1,165,224	$6,788,934

Net income	$2,600,803	$13,446,147

Net income per sub-share	$1.20	$6.10

Average sub-shares outstanding during period	2,174,925	2,205,758

	Nine Months Ended
	September 30, 2005	September 30, 2004

Rentals, royalties and other income	$8,180,809	$6,296,488

Land sales	2,986,748	20,171,626

Total income	$11,167,557	$26,468,114

Provision for income tax	$2,784,106	$7,871,170

Net income	$6,331,579	$16,081,656

Net income per sub-share	$2.90	$7.26

Average sub-shares outstanding during period	2,179,617	2,216,268

Third Quarter 2004 earnings include $5.57 per sub-share attributable to the reported $19,356,335 in land sales. Excluding land sales, third Quarter 2004 earnings would have been $.53 per sub-share. Third Quarter 2005 earnings include $.52 per sub-share attributable to the reported $1,691,883 in land sales. Excluding land sales third Quarter 2005 earnings would have been $.68 per sub-share. Excluding the effect of land sales from both periods, third Quarter 2005 earnings would have increased 28.3% over third Quarter 2004. This increase is due primarily to increased oil and gas royalty income and interest income.